Exhibit 99.1

Red Robin Gourmet Burgers Reports Financial Results for the Second Quarter Ended July 9, 2006

Greenwood Village, CO — (BUSINESS WIRE) – August 10, 2006 – Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today reported financial results for the twelve weeks and twenty-eight weeks ended July 9, 2006 as well as provided guidance for the third quarter 2006 and updated its outlook for the full year 2006.

Financial and Operational Highlights

Highlights for the twelve week second fiscal quarter of 2006 compared to the same quarter of the prior year are as follows:

•                  Total revenues increased 19.1% to $135.9 million

•                  Restaurant revenue increased 19.2% to $132.1 million

•                  Company-owned comparable restaurant sales increased 3.3%

•                  Restaurant-level operating profit increased 19.0% to $28.6 million, including pre-tax stock compensation expense of $0.2 million

•                  Diluted earnings per share were $0.43, including $0.05 of stock compensation expense vs. $0.45 in diluted earnings per share last year, which did not include any material stock compensation expense

•                  Eight Company-owned restaurants and three franchised restaurants were opened in the quarter

Highlights for the 28 weeks ended July 9, 2006 compared to the 28 weeks ended July 10, 2005, are as follows:

•                  Total revenues increased 20.0% to $306.4 million

•                  Restaurant revenue increased 20.1% to $297.7 million

•                  Company-owned comparable restaurant sales increased 4.1%

•                  Restaurant-level operating profit increased 18.9% to $63.2 million, including pre-tax stock compensation expense of $0.5 million

•                  Diluted earnings per share were $0.87, including $0.13 of stock compensation expense vs. $0.93 in diluted earnings per share last year, which did not include any material stock compensation expense

•                  Seventeen Company-owned restaurants and six franchised restaurants were opened in the 28 weeks

As of the end of the second fiscal quarter of 2006, and prior to the acquisition of 11 franchise restaurants effective July 10, 2006, there were 180 Company-owned and 142 franchised Red Robin® restaurants.

Beginning with the first fiscal quarter of 2006, the Company adopted the requirements related to expensing stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-based Payment” (“SFAS 123R”) on a modified prospective basis.  The impact to diluted earnings per share from stock compensation expense on the second quarter of 2006 was $0.05 and $0.13 per diluted share for the fiscal year to date.  Before the impact of stock compensation expense, the net income for the second fiscal quarter would have increased 9.2% to $8.1 million and diluted net income per share would have increased 6.7% to $0.48.  For the year to date, the net income excluding stock compensation expense would have increased 8.7% to $16.7 million and diluted net income per share would have increased 7.5% to $1.00 per diluted share.  Schedule II of this earnings release reconciles the impact of stock compensation expense on the second quarter and year to date 2006 net income and earnings per share.

“During the quarter, we exceeded the high-end of our guidance range for both revenues and net income, and delivered strong results despite the current challenges facing the restaurant industry.  We attribute our sales performance to the great guest experiences we deliver every shift, as well the high guest frequency we enjoy due to our higher-income demographic and low average check.  For the balance of the year, we will focus on restaurant operations, new store development, integrating our recent franchise acquisition, and of course, serving high-quality gourmet burgers and cravable menu items that have made us a premier destination for America’s families,” said Dennis Mullen, chairman and chief executive officer.

Second Quarter 2006 Results

Comparable restaurant sales increased 3.3% for Company-owned restaurants in the second quarter of 2006 compared to the second quarter of 2005, driven by a 2.4% increase in pricing and mix, as well as a 0.9% increase in guest counts.  Average weekly comparable sales for Company-owned restaurants were $65,404 for the second quarter of 2006, compared to $64,655 for the second quarter a year ago.

Total Company revenues, which include Company-owned restaurant sales and franchise royalties and fees, increased 19.1% to $135.9 million in the second quarter of 2006, compared to $114.1 million in the prior year’s second quarter.  The Company’s franchise royalties and fees increased 16.9% to $3.8 million in the second quarter of 2006, compared to $3.2 million in the comparable period a year ago.

For the second quarter of 2006, Red Robin’s franchise system reported an increase in total U.S. franchise restaurant sales of 16.2% to $88.1 million, compared to $75.8 million in the prior year period. Comparable sales in the second quarter of 2006 for franchise restaurants in the U.S. and Canada increased 2.6% and 9.0% over the second quarter of 2005, respectively.  Average weekly sales in the second quarter of 2006 for Red Robin’s comparable franchise restaurants were $60,806 in the U.S. versus $59,250 for the same period the prior year, and C$48,668 in Canada versus C$44,651 for the comparable period the prior year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margin was 21.7% for the second quarter of 2006 and the second quarter of 2005.  The second quarter of 2006 included approximately 0.2% of restaurant revenue related to stock compensation expense.  The second quarter 2006 margin improvement, excluding $0.2 million of stock compensation expense, was primarily the result of lower cost of sales and occupancy cost, which were somewhat offset by higher labor and restaurant operating costs.

The Company’s restaurant-level operating profit metric does not represent operating income or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $11.4 million in the second quarter of 2006 and $8.3 million in the second quarter of 2005, which were 8.4% and 7.3% of total revenue in their respective periods.  Included in general and administrative expense for the second quarter 2006 was $1.2 million in stock compensation expense, which approximated 0.9% of total revenue, and for which there was no comparable expense last year. Excluding stock compensation expense, the 0.2% increase in the general and administrative expense as a percentage of total revenue was primarily due to higher legal fees and marketing expense incurred in 2006, somewhat offset by leverage from the increase in revenue from a year ago.

Net income for the second quarter of 2006 was $7.2 million or $0.43 per diluted share, as compared to net income of $7.4 million, or $0.45 per diluted share, in the second quarter of 2005.  Net income for the second quarter of 2006 includes $1.4 million in pre-tax stock compensation expense, or $0.05 per diluted share, after tax.

Year-to-Date Results

Comparable restaurant sales increased 4.1% for Company-owned restaurants in the 28 weeks ended July 9, 2006, over the year ago comparable period, driven by a 2.7% increase in guest counts and a 1.4% increase in the average guest check. Comparable sales in the 28 weeks ended July 9, 2006 for franchise restaurants in the U.S. and Canada increased 3.3% and 9.7%, respectively, over the year ago comparable period.

Total Company revenues, which include Company-owned restaurant sales and franchise royalties and fees, increased 20.0% to $306.4 million for the 28 weeks ended July 9, 2006, compared to $255.3 million for the 28 weeks ended July 10, 2005. Average weekly comparable sales for Company-owned restaurants were $65,371 for the 28 weeks ended July 9, 2006, compared to $64,213 for the 28 weeks ended July 10, 2005.  The Company’s franchise royalties and fees for the 28 weeks ended July 9, 2006 increased 17.3% to $8.5 million compared to $7.3 million in the comparable period a year ago.

For the 28 weeks ended July 9, 2006, Red Robin’s franchise system reported an increase in total U.S. franchise restaurant sales of 18.3%, to $204.4 million, compared to $172.7 million in the 28 weeks ended July 10, 2005. Average weekly sales in the 28 weeks ended July 9, 2006 for Red Robin’s comparable franchise restaurants were $60,812 in the U.S. versus $58,857 for the comparable period last year, and C$47,180 in Canada versus C$42,994 for the comparable period last year. Canadian results are in Canadian dollars.

Restaurant-level operating profit margin was 21.2% for first 28 weeks of 2006 compared to 21.5% for the comparable period of 2005.  The 28 weeks of 2006 included approximately 0.2% of restaurant revenue related to stock compensation expense.  The 2006 year to date margin decrease of 0.1%, excluding $0.5 million of stock compensation expense, was primarily the result of lower cost of sales and occupancy cost, which were offset by higher labor and restaurant operating costs.

The Company’s restaurant-level operating profit metric does not represent operating income or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $27.2 million for the first 28 weeks of 2006 compared to $19.5 million for the same period of 2005, which were 8.9% and 7.6% of total revenue in their respective periods.  Included in general and administrative expense for 28 weeks of 2006 was $2.8 million in stock compensation expense, which approximated 0.9% of total revenue, and for which there was no comparable expense last year. Excluding stock compensation expense, the 0.4% increase in the general and administrative expense as a percentage of total revenue was primarily due to higher marketing costs and legal fees incurred in 2006.

Net income for the 28 weeks ended July 9, 2006 was $14.5 million or $0.87 per diluted share, compared to net income of $15.4 million or $0.93 per diluted share in the prior year period.  Net income for the first 28 weeks of 2006 includes $3.3 million in pre-tax stock compensation expense, or $0.13 per diluted share, after tax.

Franchise Acquisition

On July 10, 2006, subsequent to the end of the second quarter, the Company completed the first closing for the acquisition of 11 of the 13 Red Robin franchised restaurants in the state of Washington for a cash purchase price of approximately $33.5 million, plus the assumption of approximately $1.2 million of negative net working capital..  The total cash purchase price for the acquisition of all 13 restaurants is $42.0 million, plus the assumption of approximately $1.4 million of negative net working capital.  The Company also assumed management of the remaining two restaurant locations owned by the Washington franchisees under a management services agreement.  The Company expects to close on the remaining two restaurants assuming finalization of acceptable lease terms with the landlords of each of those properties.  The acquisition is expected to add $0.04 to $0.05 per diluted share to earnings for the remainder of 2006 excluding any acquisition-related one-time charges.  The Company expects to record a one-time non-cash charge of approximately $0.07 per diluted share relating to the termination of franchise agreements for certain of the restaurants that operated at a royalty rate lower than current market royalty rates.  For accounting purposes, the financial results for all 13 restaurants will be consolidated in the Company’s financial results from the effective date of July 10, 2006 forward, and as such have been incorporated into our third quarter and full year outlook described below.

Outlook

For the third quarter of 2006, which is a 12 week quarter, the Company expects total revenues between $147 million and $149 million and net income of $0.40 to $0.44 per diluted share, including the impact of stock compensation expense (SFAS No. 123R) but excluding the one-time non-cash charge of approximately $0.07 associated with the franchise acquisition described above.  The impact of SFAS No. 123R for the third quarter of 2006 is expected to be approximately $0.05 per diluted share.  The Company’s GAAP basis third quarter 2006 earnings per diluted share are estimated to be between $0.33 and $0.37.

These projected third quarter 2006 results are based upon certain assumptions, including an expected comparable restaurant sales increase of 0.5% to 1.5%, and the anticipated opening of 7 to 8 new Company-owned and 2 new franchised restaurants during the quarter. Two Company-owned and two new franchised restaurants have already opened during the third quarter of 2006.  The Company currently has 16 restaurants under construction and the franchisees have 8 restaurants under construction.

For the full year 2006, which is a 53-week year, the Company expects revenues between $615 million and $618 million, and net income of between $1.74 and $1.83 per diluted share.  This net income includes the impact of stock compensation expense (SFAS No. 123R) of between $0.22 and $0.23 per diluted share, but excludes the one-time non-cash charge of approximately $0.07 associated with the franchise acquisition described above.  The Company’s GAAP basis full year 2006 earnings per diluted share are estimated to be between $1.67 and $1.76.

These full year projected results are also based upon certain assumptions, including an expected comparable restaurant sales increase of approximately 2.5% to 3.0% and the opening of 30 to 32 new Company-owned restaurants and the opening of 15 to 17 new franchised restaurants.  Of these new restaurants, 19 new Company-owned restaurants have opened, while 8 franchised restaurants have opened.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its second quarter 2006 results today at 5:00 p.m. EDT. The conference call number is (800) 289-0529.  To access the broadcast via webcast, please visit www.redrobin.com and select the “Investors” link from the menu.  The quarterly financial information that we intend to discuss during the conference call is included in this press release and is also available on the “Investors” link of the Company’s website at www.redrobin.com.

About Red Robin Gourmet Burgers, Inc.

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), founded in 1969, is a casual dining restaurant chain that serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than 22 high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries™, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 325 Red Robin restaurants located across the United States and Canada, which include both corporate-owned locations and those operating under franchise or license agreements.

Forward-Looking Statements

Certain information and statements contained in this press release, including those under the heading “Outlook”, are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipated”, “expects,” “believes,” “assumptions,”  “projected,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to consummate the acquisition of the remaining two restaurants from our franchisee in Washington; finalization of purchase price and purchase accounting adjustments related to the acquisition of the  Washington franchised restaurants; our ability to integrate the acquired restaurants and operate them as expected; our ability to achieve and manage our planned expansion; lack of market awareness in new markets; the concentration of our restaurants in the Western United States; changes in consumer preferences, general economic conditions or consumer discretionary spending; effectiveness of our management strategies, initiatives and decisions; changes in availability of capital or credit facility borrowings; changes in the availability and costs of food; increases in energy costs; changes in the cost and availability of building materials and restaurant supplies; our ability to reduce construction costs in our buildings; potential increases in labor expense due to pending minimum wage legislation in some states; costs of legal fees related to defending class action and other lawsuits and legal matters; our quarterly operating results due to seasonality and other factors; the effect of increased competition in the casual dining market; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; our ability to attract, motivate and retain qualified team members; the costs associated with pending litigation and investigations including diversion of management time and attention and any expense related to settlement of such matters; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures;  additional costs associated with compliance, including the Sarbanes-Oxley Act and related regulations and requirements; the effectiveness of our internal controls over financial reporting; future changes in financial accounting standards; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	July 9, 2006	December 25, 2005
Assets:
Current Assets:
Cash and cash equivalents	$5,609	$3,340
Accounts receivable, net	2,958	3,589
Inventories	6,981	6,485
Prepaid expenses and other current assets	3,537	5,340
Income tax refund receivable	—	1,516
Deferred tax asset	2,571	2,046
Restricted current assets—marketing funds	900	1,548
Total current assets	22,556	23,864
Property and equipment, net	310,661	270,279
Deferred tax asset	4,884	4,129
Goodwill and intangible assets, net	32,904	33,092
Other assets, net	3,186	3,057
Total assets	$374,191	$334,421

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$5,652	$5,675
Construction related payables	16,976	8,340
Accrued payroll and payroll related liabilities	21,661	17,459
Unredeemed gift certificates	4,680	7,273
Accrued liabilities	12,045	10,137
Accrued liabilities—marketing funds	900	1,548
Current portion of long-term debt and capital lease obligations	1,562	2,861
Total current liabilities	63,476	53,293
Deferred rent	16,570	15,331
Long-term debt and capital lease obligations	64,271	55,663
Other non-current liabilities	5,456	5,275
Total liabilities	149,773	129,562

Commitments and contingencies
Stockholders’ Equity:
Common stock	17	16
Treasury stock	(83)	(83)
Paid-in capital	142,312	137,294
Accumulated other comprehensive income, net of tax	—	9
Retained earnings	82,172	67,623
Total stockholders’ equity	224,418	204,859
Total liabilities and stockholders’ equity	$374,191	$334,421

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except share amounts)

(Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 9, 2006	July 10, 2005	July 9, 2006	July 10, 2005

Revenues:
Restaurant revenue	$132,071	$110,832	$297,722	$247,815
Franchise royalties and fees	3,751	3,210	8,547	7,287
Rent revenue	38	62	124	211
Total revenues	135,860	114,104	306,393	255,313

Costs and expenses:
Restaurant operating costs:
Cost of sales	29,781	26,113	67,876	58,593
Labor (includes $201, $0, $478 and $0 of stock-based compensation expense, respectively)	45,649	37,567	103,189	83,468
Operating	20,177	16,318	45,510	36,927
Occupancy	7,858	6,789	17,931	15,640
Depreciation and amortization	7,381	5,957	16,503	13,243
General and administrative (includes $1,168, $59, $2,808 and $72 of stock-based compensation expense, respectively)	11,382	8,296	27,229	19,520
Pre-opening costs	1,912	992	4,155	2,812
Total costs and expenses	124,140	102,032	282,393	230,203

Income from operations	11,720	12,072	24,000	25,110
Other expense (income):
Interest expense, net	937	704	2,007	1,519
Other	(19)	18	16	63
Total other expenses	918	722	2,023	1,582

Income before income taxes	10,802	11,350	21,977	23,528
Provision for income taxes	3,608	3,927	7,428	8,142
Net income	$7,194	$7,423	$14,549	$15,386
Earnings per share:
Basic	$0.44	$0.46	$0.88	$0.95
Diluted	$0.43	$0.45	$0.87	$0.93
Weighted average shares outstanding:
Basic	16,522	16,255	16,509	16,199
Diluted	16,727	16,679	16,719	16,619

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-eight Weeks Ended
	July 9, 2006	July 10, 2005
Cash Flows From Operating Activities:
Net income	$14,549	$15,386
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,503	13,243
Stock-based compensation expense	3,286	72
Income tax benefit from exercise of stock options	—	1,791
Other, net	(990)	865
Changes in operating assets and liabilities	9,201	6,034
Cash provided by operating activities	42,549	37,391

Cash Flows From Investing Activities:
Changes in marketing fund—restricted cash	(707)	(145)
Purchases of property and equipment	(47,747)	(39,377)
Cash used in investing activities	(48,454)	(39,522)

Cash Flows From Financing Activities:
Borrowings of long-term debt	12,638	9,301
Payments of long-term debt	(4,491)	(8,842)
Repayment of stockholders/officers notes	—	3,600
Proceeds from exercise of stock options and employee stock purchase plan	1,067	2,901
Excess tax benefit related to exercise of stock options	242	—
Debt issuance costs	(446)	—
Payments of long-term debt and capital lease obligations	(836)	(2,779)
Cash provided by financing activities	8,174	4,181

Net change in cash and cash equivalents	2,269	2,050
Cash and cash equivalents, beginning of period	3,340	4,980
Cash and cash equivalents, end of period	$5,609	$7,030

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$5,974	$5,696
Interest paid, net of amounts capitalized	1,710	1,330

Supplemental Disclosure of Non-Cash Items:
Purchases of property and equipment on account	$8,636	$1,760

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and twenty-eight weeks ended July 9, 2006 and July 10, 2005, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve-Weeks Ended				Twenty-eight Weeks Ended
	July 9, 2006		July 10, 2005		July 9, 2006		July 10, 2005

Restaurant revenues	$132,071	97.2%	$110,832	97.1%	$297,722	97.2%	$247,815	97.1%
Restaurant operating costs:
Cost of sales	29,781	22.5	26,113	23.6	67,876	22.8	58,593	23.6
Labor.	45,649	34.6	37,567	33.9	103,189	34.7	83,468	33.7
Operating	20,177	15.3	16,318	14.7	45,510	15.3	36,927	14.9
Occupancy	7,858	5.9	6,789	6.1	17,931	6.0	15,640	6.3
Restaurant-level operating profit	28,606	21.7	24,045	21.7	63,216	21.2	53,187	21.5

Add – other revenues	3,789	2.8	3,272	2.9	8,671	2.8	7,498	2.9
Deduct – other operating:
Depreciation and amortization	7,381	5.4	5,957	5.2	16,503	5.4	13,243	5.2
General and administrative	11,382	8.4	8,296	7.3	27,229	8.9	19,520	7.6
Pre-opening costs	1,912	1.4	992	0.9	4,155	1.4	2,812	1.1
Total other operating	20,675	15.2	15,245	13.4	47,887	15.6	35,575	13.9

Income from operations	11,720	8.6	12,072	10.6	24,000	7.8	25,110	9.8

Total other expenses	918	0.7	722	0.6	2,023	0.7	1,582	0.6
Provision for income taxes	3,608	2.7	3,927	3.4	7,428	2.4	8,142	3.2
Total other	4,526	3.3	4,649	4.2	9,451	3.1	9,724	3.8

Net income	$7,194	5.3%	$7,423	6.5%	$14,549	4.7%	$15,386	6.0%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and twenty-eight week periods ended July 9, 2006 year-over-year change in net income and diluted net income per share excluding the impact of stock-based compensation expense required under of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, (SFAS 123R), a revision of SFAS 123, Accounting for Stock-Based Compensation, (SFAS 123).   SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant date fair values.  The Company adopted the new requirements beginning in fiscal 2006 using the modified prospective transition method and, as a result, will not retroactively adjust results from prior periods. Under this transition method, compensation expense associated with stock options recognized during fiscal 2006 included: 1) expense related to the remaining unvested portion of all stock option awards granted prior to December 25, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) expense related to all stock option awards granted subsequent to December 25, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Due to immateriality, the impact of stock-based compensation expense for the twelve and twenty-eight week periods ended July 10, 2005 is not reflected in the table below.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	Twelve Weeks Ended
	July 9, 2006			July 10, 2005	Year-Over-Year Percentage Change
	Reported	After-Tax Stock-Based Compensation Expense	Adjusted	Reported	Reported	Adjusted
Net income	$7,194	$912	$8,106	$7,423	(3.1)%	9.2%

Diluted net income per share	$0.43	$0.05	$0.48	$0.45	(4.4)%	6.7%

	Twenty-eight Weeks Ended
	July 9, 2006			July 10, 2005	Year-Over-Year Percentage Change
	Reported	After-Tax Stock-Based Compensation Expense	Adjusted	Reported	Reported	Adjusted
Net income	$14,549	$2,175	$16,724	$15,386	(5.4)%	8.7%

Diluted net income per share	$0.87	$0.13	$1.00	$0.93	(6.5)%	7.5%